SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2010

SPICY PICKLE FRANCHISING, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-53000 (Commission File Number)	38-3750924 (IRS Employer Identification No.)

90 Madison Street, Suite 700, Denver, Colorado 80206
 (Address of principal executive offices)          (Zip Code)

(303) 297-1902
Registrant’s telephone number, including area code

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 16, 2010, Gregory Marshall, Patricia Stacey Reed, and Mo Siegel were elected to the registrant’s board of directors.  Mr. Marshall and Mr. Siegel will each receive options to purchase 1,000,000 shares of the registrant’s common stock at $0.16 per share (the market price as of their election date) and annual compensation of $25,000.

Also effective March 16, 2010, Presley Reed became the chairman of the board of directors.  Dr. Reed is married to Patricia Stacey Reed.

On December 14, 2007, Dr. and Mrs. Reed, together with one of the registrant’s other directors, participated in the transaction pursuant to which the registrant sold an aggregate of 705 shares of Series A Preferred Stock and warrants to purchase an aggregate of 5,287,500 shares of common stock for an aggregate purchase price of $5,992,500.  Dr. and Mrs. Reed purchased 120 shares of Series A Preferred Stock and warrants to purchase 900,000 shares of common stock for $1,020,000.

On September 22, 2009, Dr. and Mrs. Reed, together with one of the registrant’s other directors, participated in an Amendment, Redemption and Conversion Agreement related to the then outstanding 638.88 shares of the Series A Preferred Stock pursuant to which the registrant redeemed 94.12 shares for a total of $799,998, converted 307.88 shares of Series A Preferred Stock into 2,093,601 shares of Common Stock and converted its remaining 236.88 shares of Series A Preferred Stock into 4,737,600 shares of Common Stock.  Dr. and Mrs. Reed converted 120 shares of Series A Preferred Stock in exchange for 2,400,000 shares of common stock.  The registrant lowered the exercise price of the warrants that were purchased with the Series A Preferred Stock to $0.20 to per share and extended the expiration date of the warrants to September 22, 2014.

On September 22, 2009, Dr. and Mrs. Reed, together with one of the registrant’s other directors, participated in a transaction pursuant to which the registrant sold an aggregate of 22.5 Units for cash in the amount of $2,250,000.  Each Unit consisted of 769,231 shares of our Common Stock and a warrant to purchase an additional 384,615 shares of Common Stock at $.19 per share.  The warrants expire September 22, 2014.  Dr. and Mrs. Reed purchased 16 units for $1,600,000 and received 12,307,696 shares of common stock and 6,153,840 warrants.

In December 2008, Dr. Reed and one of the registrant’s other directors granted the registrant a line of credit which was to expire January 31, 2010.  The line of credit was for an aggregate of $550,000 and bore interest at a rate of one percent above the prime rate and was secured by certain assets of the registrant.  At December 31, 2008, the interest rate on the borrowings was 4.25% and balance outstanding was $100,000.  Both Dr. Reed and the other director increased the amount of the line.

On September 30, 2009, the line of credit was renegotiated and the outstanding principal and accrued interest, totaling $817,252, was converted into a convertible promissory note (“Convertible Note”).  The Convertible Note is due January 31, 2012, bears interest at the same rate that the line of credit did, one percent above the prime rate.  Interest is payable semi-annually.  The balance owed to Dr. Reed is $509,594.79.  Dr. Reed may convert any amount of the principal and accrued interest due into the registrant’s common stock at the rate of $0.13 per share.  In addition, for every two dollars converted into Common Stock, the registrant will issue to the holder of the Convertible Note a warrant to purchase one share of Common Stock.  The exercise price of the warrant will be equal to 120% of the price per share of the Common Stock calculated using the average of the volume weighted average prices per share for the 10 trading days prior to the election to convert.

Information about these new directors is contained in the press release which has been filed as an exhibit to this current report.

Item 9.01    Financial Statements and Exhibits

Regulation S-K Number	Document

99.1	Press release dated March 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPICY PICKLE FRANCHISING, INC.

March 17, 2010	By: /s/ Arnold Tinter Arnold Tinter Chief Financial Officer

EXHIBIT INDEX

Regulation S-K Number	Document

99.1	Press release dated March 18, 2010